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                                                                    Exhibit 23.3

                        Consent of Independent Auditors

The Board of Directors and Stockholders
C-COR.net Corp.:

We consent to incorporation herein by reference in Amendment No. 2 to the registration statement on Form S-3 of C-COR.net Corp. of our report dated July 30, 1999, except as to Note 2, which is as of August 4, 1999, with respect to the balance sheets of Silicon Valley Communications, Inc. (formerly Qualop Systems Corporation) as of June 25, 1999 and June 30, 1998, and the related statements of operations, shareholders' (deficit) equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of C-COR.net Corp. dated September 17, 1999.

Our report dated July 30, 1999, except as to Note 2, which is as of August 4, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has negative working capital and an accumulated deficit, and is in violation of certain debt covenants that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

Mountain View, California
November 4, 1999